Exhibit 10.8

DATED	2021

SMARTKEM LIMITED

-and-

DR SIMON OGIER

SERVICE AGREEMENT

INDEX OF CLAUSES

1.	Interpretation	2

2.	Employment and Duties	6

3.	Period of Employment	6

4.	Duties of the Employee	7

5.	Hours of Work	8

6.	Place of Work	9

7.	Remuneration	9

8.	Pension and Other Benefits	9

9.	Expenses and Company Equipment	9

10.	Training	10

11.	Holidays	10

12.	Absence Due to Illness and Incapacity	10

13.	Medical Examination	11

14.	Other Paid Leave	11

15.	Intellectual Property	11

16.	Confidential Information and Company Documents	12

17.	Restrictions After Employment	13

18.	Data Protection	15

19.	Termination Without Notice	16

20.	Obligations on Termination	16

21.	Garden Leave	17

22.	Deductions	18

23.	Reconstruction or Amalgamation	18

24.	Notices	18

25.	Disciplinary and Grievance Procedures	18

26.	Anti-Corruption and Bribery	18

27.	Litigation Assistance	19

28.	Previous Agreements	19

29.	Third Party Rights	19

30.	Miscellaneous	19

THIS AGREEMENT is made                   the day of                                           2021

BETWEEN:

(1)	Smartkem Limited a company registered in England and Wales under number 06652152 whose registered office is at Optic Technium Ffordd William Morgan, St. Asaph Business Park, St. Asaph, Clwyd, LL17 0JD (“the Company”); and

(2)	Dr Simon Ogier of (“the Employee”)

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement unless the context otherwise requires the following words shall bear the following meanings:

“Associated Company”	means any body corporate which is for the time being associated with the Company within the meaning of Section 449 of the Corporation Taxes Act 2010 or in which the Company or any Subsidiary holds any issued shares;

“Board”	means the board of directors of the Company (including any committee of the board duly appointed by it);

“Capacity” means	as agent, consultant, director, employee, worker, owner, partner or shareholder;

“Confidential

Information”	means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, affairs and finances of the Company or of any Group Company for the time being confidential to it or to them and trade secrets (including, without limitation, technical data and know how) relating to the business of the Company or of any Group Company or of any of its or their suppliers, partners, clients or customers which the Employee develops, creates, receives or obtains in the course of the Employee’s employment whether or not such information is marked confidential including but not limited to:

1.1.1	any information relating to the design, synthesis and formulation by the Company of organic semi-conductor materials and any related know-how;

1.1.2	information relating to the sale and commercial exploitation of organic semi-conductor materials by the Company including supply chain strategic alliances and end user brand relationships;

1.1.3	any Employment Inventions, Employment IPRs, Intellectual Property Rights or Inventions; ;

1.1.4	existing and prospective software applications, passwords or other confidential matters relating to computer systems utilised by the Company or any Group Company;

1.1.5	the names, addresses and contact details of the Company or any Group Company’s existing or prospective customers (including customer and/or prospect lists) in whatever medium this information is stored and their requirements for any of the Company or any Group Company’s products or services and details of their particular requirements;

1.1.6	existing or prospective suppliers or referrers of business to the Company or any Group Company, their contact details and details of their particular terms of referral or supply to the Company or any Group Company;

1.1.7	costings, profit margins, discounts, rebates and other financial information;

1.1.8	pricing, credit policies, credit procedures, payment policies, payroll and payment procedures and systems for the same whether of the Company or any of its clients or customers;

1.1.9	marketing strategies and proposals, plans and specifications for the development of the existing services and of new services of the Company;

1.1.10	current activities and current and future business plans relating to all or any of development or sales including the timing of all and any such matters;

1.1.11	details of any existing or prospective joint venture, sub contract agreement, or other commercial agreement between the Company or any Group Company and any other organisation;

1.1.12	personal data or sensitive personal data regarding employees or officers of the Company or any Group Company;

1.1.13	business methods and processes and other information related to the operations and running of the Company and any Group Company’s business which is not in the public domain, including details of salaries, bonuses, commissions, incentive plans and other terms applicable within the Company or any Group Company;

1.1.14	information received by or on behalf of the Company from third parties in circumstances importing an obligation of confidentiality (express or implied) on the part of the Company;

1.1.15	all information relating to such matters which comes to the Employee’s knowledge in the course of the Employee’s employment and which, by reason of its character and/or the manner of its coming to the Employee’s knowledge, is evidently confidential provided that all such set out herein information shall not be, or shall cease to be, Confidential Information if and to the extent that it comes to be in the public domain otherwise than as a result of unauthorised act or default;

“Copies”	means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;

“Effective Date”	means the Termination Date provided always that if the Employee has been on Garden Leave in accordance with clause 22, it means the last date on which the Employee carried out the Employee’s normal duties;

“Employment”	the employment of the Employee under this Agreement;

“Employment Inventions”	means any Invention which is made wholly or partially by the Employee at any time during the course of their employment with the Company (whether or not during working hours or using the Company’s premises or resources, and whether or not recorded in material form);

“Employment IPRs”	means Intellectual Property Rights created by the Employee in the course of their employment with the Company (whether or not during working hours or using the Company’s premises or resources);

“Intellectual Property Rights”	means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and rights to be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Invention”	means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

“Garden Leave”	means any period during which the Company has exercised its rights under clause 22;

“the Group”	means the Company and any company or companies for the time being which is or are:

1.1.16	a Subsidiary

1.1.17	an Associated Company

1.1.18	a Holding Company

and Group Company shall be interpreted accordingly;

“Key Person”	means any person who on the Effective Date is a director or an employee of the Company or any Relevant Group Company engaged in a managerial, technical, sales, marketing, finance or development capacity or any consultant of the Company or any Relevant Group Company in either case with whom the Employee worked or had material dealings or for whose work the Employee was responsible or whom the Employee managed in the course of the Employee’s Employment at any time during the Relevant Period;

“Relevant Group Company”	means any company in the Group (other than the Company) for which the Employee has performed services under this Agreement or for which the Employee has had operational or management responsibility at any time during the Relevant Period;

“Relevant Period”	means the period of 12 months immediately before the Effective Date;

“Restricted Business”	means those parts of the business of the Company or any Relevant Group Company with which the Employee has been involved to a material extent during the Relevant Period;

“Restricted Client”	means any person, firm, company or organisation who or which at any time during the Relevant Period in connection with the Restricted Business is or was:

1.1.19	negotiating with the Company or a Relevant Group Company; and/or

1.1.20	a client or customer of the Company or any Relevant Group Company;

1.1.21	in the habit of dealing with the Company or any Relevant Group Company;

and in each case with whom the Employee had material dealings during the Relevant Period in the course of the Employee’s employment, or with whom or which any employee who was under the direct supervision of the Employee had material dealings during the Relevant Period or about whom or which the Employee became aware or informed during the Relevant Period in the course of the Employee’s employment;

“Restricted Supplier”	means any person, firm, company or organisation who or which at any time during the Relevant Period has supplied products or services to the Company or any Relevant Group Company (other than those of an administrative nature or utilities) and with whom the Employee had material dealings during the Relevant Period;

“Subsidiary” and “Holding Company”	means any body corporate which is for the time being a subsidiary or a holding company (as the case may be) of the Company within the meaning assigned to them respectively by Section 1159 of the Companies Act 2006;

“Termination”	means the termination of the Employee’s employment with the Company howsoever caused;

“Termination Date”	means the date of Termination;

1.2	The headings to clauses in this Agreement are inserted for convenience only and do not affect the construction of this Agreement.

1.3	Unless otherwise required words denoting the singular include the plural and vice versa.

1.4	Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it or any subordinate legislation made under it.

2.	Employment and Duties

2.1	The Company shall employ the Employee and the Employee shall serve the Company as Chief Technology Officer (or in such other capacity as the Company considers appropriate), reporting to the Company’s Chief Executive Officer.

2.2	The Employment commenced on 18th June 2019. [No employment with a previous employer counts towards the Employee’s period of continuous employment with the Company.

2.3	The Employee warrants that by entering into this Agreement or any other arrangements with the Company or any Group Company, the Employee will not be in breach of or subject to any express or implied terms of any contract with or obligation to any third-party binding on the Employee, including without limitation, any notice period or the provisions of any restrictive covenants or confidentiality obligations arising out of any employment with any other employer or former employer.

2.4	The Employee warrants that at the time of entering into this Agreement the Employee has the right to work in the United Kingdom and the Employee agrees to provide to the Company copies of all relevant documents in this respect at the request of the Company. If at any time during the course of the Employment, the Employee ceases to have the right to work in the United Kingdom, the Company may immediately terminate the Employee’s employment without payment of compensation.

2.5	The Employee accepts that the Company may at its discretion require the Employee to perform other duties or tasks not within the scope of the Employee’s normal duties but consistent with the Employee’s status and the Employee agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

3.	Period of Employment

3.1	The Company shall (subject to earlier termination as provided for in this Agreement) employ and the Employee shall serve the Company on the terms of this Agreement until the Employment is terminated by either party giving the other not less than 6 months’ prior notice in writing.

3.2	The first 3 months of the Employment shall be a probationary period and the Employment may be terminated at any time during this period on one week’s notice or payment in lieu of notice. During the probationary period the Employee’s performance and suitability for continued employment will be monitored. The Company shall have the right to extend this probationary period for a further 3 months up to a maximum of 6 months. At the end of the probationary period the Employee will be informed in writing if they have successfully completed the probationary period.

3.3	Notwithstanding clause 3.1, the Company may, in its sole and absolute discretion, terminate the Employment at any time and with immediate effect by notifying the Employee that the Company is exercising its right under this clause 3.3 and that it will make within 28 days a payment in lieu of notice (Payment in Lieu) to the Employee. This Payment in Lieu will be equal to the basic salary (as at the Termination Date) which the Employee would have been entitled to receive under this agreement during the notice period referred to at clause 3.1 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

3.3.1	any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made;

3.3.2	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made; and

3.3.3	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

3.4	The Company may pay any sums due under clause 3.3 in equal monthly instalments until the date on which the notice period referred to at clause 3.1 would have expired if notice had been given. The Employee shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

3.5	The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 3.3. Nothing in this clause 3 shall prevent the Company from terminating the Employment in breach.

3.6	Notwithstanding clause 3.3 the Employee shall not be entitled to any Payment in Lieu if the Company is entitled to terminate the Employment without notice in accordance with clause 20.1. In that case the Company shall also be entitled to recover from the Employee any Payment in Lieu already made.

4.	Duties of the Employee

4.1	The Employee will be required to carry out such duties and functions, exercise such powers and comply with such instructions in connection with the business of the Company and any Group Company as the Company reasonably determines from time to time and shall comply with all the Company’s rules, regulations, policies and procedures from time to time in force.

4.2	Unless prevented by illness, accident or holiday, the Employee will during the Employee’s hours of work devote the whole of the Employee’s time, attention and skill to the Employee’s duties and to the business and affairs of the Company and use his best endeavours to promote, protect, develop and extend the Company’s business..

4.3	The Employee will comply with all reasonable and lawful directions given to them by the Company.

4.4	The Employee will promptly make such reports to the Company in connection with the Company’s affairs on such matters and at such times as are reasonably required.

4.5	The Employee will comply with any I.T. and Communication Systems policy that we may issue from time to time.

4.6	The Employee is required at all times to comply with the Company’s rules, policies and procedures in force from time to time including those contained in the Staff Handbook, a copy of which is available from HR and is available on the internal system.

4.7	The Employee acknowledges and agrees that they are at all times during the Employment, including during any period of suspension or notice, subject to a duty of goodwill, trust, confidence, faith and fidelity to the Company. These duties include, without limitation, the duty throughout the duration of this Agreement:

4.7.1	not to compete with the Company or any Group Company, nor engage in, be concerned with or provide services to (whether as employee, officer, director, agent, partner, consultant or otherwise) any other business or other activity which does or might reasonably be expected to affect the performance of the Employee’s duties;

4.7.2	not to make preparations to compete with the Company or any Group Company after this agreement has terminated;

4.7.3	not to solicit in competition with the Company or any or Group Company any customer or customers of the Company or any Group Company;

4.7.4	not to entertain invitations to provide services in a personal capacity from customers of the Company or any Group Company where such invitations relate to services which could be provided by the Company or any Group Company;

4.7.5	not to offer employment to employees of the Company or any Group Company (other than employment by the Company or any Group Company); and

4.7.6	not to copy or memorise Confidential Information or trade secrets of the Company or any Group Company with a view to using or disclosing such information for a purpose other than for the benefit of the Company or any Group Company.

4.8	The Employee accepts that they have a duty to report to the Company their own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee of the Company immediately upon becoming aware of it.

4.9	The Employee will disclose promptly to the Company in writing all of their interests in any business other than that of the Company and the Group and will notify the Company immediately of any change in their external interests. The Employee shall not without the prior written consent of the Company during the Employment be directly or indirectly engaged, concerned or interested whether as principal, servant or agent (on the Employee’s own behalf or on behalf of or in association with any other person) in any other trade, business or occupation other than the business of the Company or any Group Company. This clause will not prevent the Employee from being interested for investment purposes only as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a recognised investment exchange and which do not represent more than 3% of the total share or loan capital from time to time in issue in such company.

4.10	The Employee agrees to disclose to the Company any matters relating to their spouse or civil partner (or anyone living as such), children or parents which may, in the Company’s reasonable opinion, be considered to interfere, conflict or compete with the proper performance of the Employee’s obligations under this agreement.

4.11	The Company takes a zero-tolerance approach to tax evasion. The Employee must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. The Employee must immediately report to the Company any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made.

5.	Hours of Work

5.1	The Employee’s normal hours of work are 37.5 hours per week (9am – 5:30pm) Mondays to Fridays with an unpaid lunch break of one hour each day. Subject to clause 5.2 below, the Employee’s normal hours and days of work will not vary unless the Company agrees a change to their working pattern in writing.

5.2	The Employee shall be required to work such additional hours outside these hours without additional remuneration as are necessary for the proper discharge of the Employee’s duties under this Agreement and/or to meet the requirements of the Company.

5.3	The Employee should refer to Schedule 2 of this Agreement in relation to their average weekly working hours.

6.	Place of Work

6.1	The Employee’s normal place of work shall be the Company’s office in The Neville Hamlin Building, Thomas Wright Way, NETPark, Sedgefield TS21 3FG or such other place within a reasonable area which the Company may reasonably require for the proper performance and exercise of the Employee’s duties.

6.2	The Employee will be required as part of their duties to travel on the business of the Company both within and outside the United Kingdom, but the Employee shall not be required to work outside the United Kingdom for any continuous period of more than one month.

7.	Remuneration

7.1	The Company shall pay to the Employee a basic salary at the rate of £120,000 per annum.

7.2	The Employee’s salary shall accrue from day to day and be payable by equal monthly instalments, in arrears, by credit transfer into a nominated bank account on or around the 28th day of each month.

7.3	The Employee’s salary may be reviewed from time to time provided that the increase of such salary will be a matter to be decided at the discretion of the Company. The fact that the Employee’s salary may be increased by a particular amount in any year or years during the Employment shall not confer any right on the Employee to receive any commensurate increase in any subsequent year. There will be no review of salary after notice has been given by either party to terminate the Employment.

8.	Pension and Other Benefits

8.1	The Company will comply with the employer pension duties in accordance with Part 1 of the Pensions Act 2008. Further details of the Company’s occupational pension scheme are available from HR.

8.2	The Employee shall be entitled to participate in the Company’s Death in Service Scheme from the commencement of the Employment subject to the terms of the scheme, as amended from time to time, the rules or insurance policy of the relevant insurance provider, as amended from time to time and the Employee satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable. The Company may change the insurance provider at any time at its discretion. If the insurance provider refuses for any reason to provide cover for the Employee the Company shall not be liable to provide any replacement benefit or to pay any compensation in lieu of such benefit.

9.	Expenses and Company Equipment

9.1	There shall be refunded to the Employee all reasonable out-of-pocket expenses wholly, properly and necessarily incurred by the Employee in the performance of their duties provided that the Employee submits to the Company written evidence of payment of such expenses, in accordance with guidelines issued by the Company from time to time.

9.2	The Employee shall abide by the Company’s policy on expenses as set out in the Staff Handbook from time to time.

9.3	During the Employment, the Employee shall be provided with Company equipment as necessary for the performance of his duties, shall promptly report to the Company any loss of or damage to such Company equipment and shall return it upon request or immediately upon Termination.

10.	Training

10.1	The Employee will be required to undertake training provided by the Company from time to time including in relation to health and safety and machinery, changes in the law and the Company’s procedures and any other matters which are relevant to the Employee’s role.

11.	Holidays

11.1	The Company’s holiday year runs from 1 January to 31 December. If the Employment starts or finishes part way through the holiday year, holiday entitlement during that year shall be calculated on a pro-rata basis rounded up to the nearest half day.

11.2	The Employee shall be entitled to 28 days’ paid holiday per annum in addition to the usual public holidays. Holidays must be requested in accordance with the holidays policy in the Staff Handbook and may only be taken at such time or times as may be approved by the Company in advance. The Employee may not take any more than 10 days’ holiday at any one time without specific authorisation from the Company. The Company operates a shutdown period between Christmas and New Year during which the Employee is required to use 3 days of the annual allowance.

11.3	The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday except on Termination. The amount of such payment in lieu shall be 1/260th of the Employee’s salary for each untaken day of the entitlement. If the Employee shall have taken more days’ holiday than the Employee’s accrued entitlement, the Company is entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise one day's pay for each excess day.

11.4	The Employee shall not carry forward any accrued but untaken holiday entitlement to a subsequent holiday year except as set out in the Company’s Holiday policy contained within the Staff Handbook.

11.5	The Company reserves the right, at its sole discretion, to require the Employee to take or not to take all or part of any outstanding holiday entitlement during any period of notice.

12.	Absence Due to Illness and Incapacity

12.1	If the Employee is at any time prevented by illness or accident from performing the Employee’s duties the Employee shall notify the Company as soon as possible and, in any event, not later than 10.00 am on the first day of absence.

12.2	The Employee shall certify their absence in accordance with the Company’s Sickness Absence policy contained within the Staff Handbook.

12.3	The Employee’s qualifying days for statutory sick pay purposes are Monday to Friday.

12.4	After completion of the probationary period referred to at clause 3.2, the Employee will, subject always to compliance with this agreement and the Company’s Sickness Absence policy contained within the Staff Handbook, be entitled to payment of the basic salary under clause 7.1 above (less any social security or other benefits paid to him) during absence from work due to illness or incapacity for a period (in total) of 3 months in any rolling period of twelve months (whether the absence is intermittent or continuous). Any payments pursuant to this sub-clause will be inclusive of any Statutory Sick Pay payable.

12.5	If the Employee’s absence due to illness or incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Company of that fact and of any claim, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. The Employee shall if required by the Company, co-operate in any related legal proceedings and refund to the Company that part of any damages or compensation recovered by the Employee relating to the loss of earnings for the period of the absence as the Company may reasonably determine less any costs borne by the Employee in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the company in respect of the period of absence.

13.	Medical Examination

13.1	The Company may (at its expense) require the Employee to undergo a medical examination by a medical advisor appointed or approved by the Company and the Employee agrees to consent to any such examination. Entitlement to sick pay pursuant to clause 13.4 will be conditional upon the Employee complying with the terms of clauses 13 and 14.

14.	Other Paid Leave

14.1	If relevant and subject to compliance with the relevant statutory requirements and provisions of the Staff Handbook, the Employee may be entitled to paid leave in respect of maternity, paternity, shared parental leave, parental bereavement leave and/or adoption, and they may be entitled to unpaid parental leave.

14.2	Further details of such leave and pay during such leave are available from the Staff Handbook.

14.3	The Company may replace, amend or withdraw the Company's policy on any of the above types of leave at any time.

15.	Intellectual Property

15.1	The Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee hold them on trust for the Company.

15.2	The Employee acknowledges that, because of the nature of their duties and the particular responsibilities arising from the nature of those duties, they have, and shall have at all times while employed by the Company, a special obligation to further the Company’s interests.

15.3	To the extent that legal title in and to any Employment IPRs or Employment Inventions does not vest in the Company as described in clause 16.1, the Employee agrees, immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute for determination to an expert. The expert’s decisions shall be final and binding on the parties in the absence of manifest error, and the costs of arbitration shall be borne equally by the parties. The parties will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. The Employee agrees that the provisions of this clause 16.3 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 16.3 until such time as the Company has agreed in writing that the Employee may offer them for sale to a third party.

15.4	The Employee agrees:

15.4.1	to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;

15.4.2	at the Company’s request and in any event on the termination of the Employee’s employment to give the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

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15.4.3	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

15.4.4	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.

15.5	The Employee waives all the Employee’s present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agree not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

15.6	The Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Employee in respect of their compliance with this clause. This clause is without prejudice to the Employee’s rights under the Patents Act 1977.

15.7	The Employee undertakes to use best endeavours to execute all documents and do all acts both during and after their employment with the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the Company’s name and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Employee’s reasonable expenses of complying with this clause 16.7.

15.8	The Employee agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

15.9	The Employee hereby irrevocably appoint the Company to be their attorney in their name and on their behalf to execute documents, use their name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause.

16.	Confidential Information and Company Documents

16.1	Without prejudice to the Employee’s common law duties, the Employee shall neither during the Employment (except in the proper performance of the Employee’s duties or with the express written consent of the Company) nor at any time (without limit) after the termination of the Employment except in compliance with an order of a competent court:

16.1.1	divulge or communicate to any person, company, business entity or other organisation any Confidential Information;

16.1.2	use for the Employee’s own purposes or for any purposes other than those of the Company or any Group Company any Confidential Information; or

16.1.3	whether through any failure to exercise due care and diligence or otherwise, permit or cause any unauthorised disclosure of any Confidential Information.

16.2	The Employee is responsible for ensuring the security of Confidential Information in their home and undertakes to:

16.2.1	encrypt and/or protect by password any Confidential Information held on his home computer;

16.2.2	lock his computer termination whenever it is left unattended;

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16.2.3	ensure that any wireless network used is secure;

16.2.4	keep all papers containing Confidential Information in filing cabinets that are locked when not in use.

16.3	The restrictions in clause 17.1 shall not apply to protected disclosures within the meaning of section 43A of the Employment Rights Act 1996 and shall cease to apply to any information which shall become available to the public generally otherwise than through any breach by the Employee of the provisions of this Agreement or other default of the Employee.

16.4	The Employee will not during the Employment or any time (without limit) after Termination obtain or seek any financial advantage (direct or indirect) from the disclosure of any Confidential Information acquired by the Employee in the course of the Employment.

16.5	The Employee acknowledges that all books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Employee or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

16.5.1	shall be and remain the property of the Company or the relevant Group Company; and

16.5.2	shall be handed over by the Employee to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment and the Employee shall certify that all such property has been handed over on request by the Company.

16.6	On termination of the Employment or at the Company’s request, the Employee shall irretrievably delete any Confidential Information (including any Copies) stored on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in the Employee’s possession or under the Employee’s control outside the Company's premises;

16.7	The provisions of this clause 17 are without prejudice to the duties and obligations of the Employee to be implied into this Agreement at common law.

17.	Restrictions After Employment

17.1	The Employee acknowledges that the Company’s business is a highly specialised and competitive business and that the Employee will have access to and an intimate knowledge of the Company’s Confidential Information and that the disclosure of any Confidential Information to actual or potential competitors of the Company or the use of any Confidential Information by the Employee either alone or with other persons would place the Company at a serious competitive disadvantage and would do material damage, financial or otherwise, to its legitimate business interests. Further the Employee acknowledges that they will have contact with and the ability to develop business connections with and influence over the Company’s clients, suppliers, business partners and employees. Therefore the Employee acknowledges and agrees that the restrictions set out in this Agreement are fair and reasonable in the circumstances for the protection of the Company’s legitimate business interests.

17.2	Accordingly, the Employee covenants with the Company (on behalf of itself and as trustee and agent for each Group Company) that the Employee will not:

17.2.1	at any time during the period of 6 months from the Termination Date have any dealings with any Restricted Supplier to the extent that any such dealings cause or would cause the Restricted Supplier to alter its terms of supply to the detriment of the Company or any Relevant Group Company or to cease or materially reduce its supplies to the Company or any Relevant Group Company; or

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17.2.2	at any time during the period of 6 months from the Termination Date have any dealings with any Restricted Client to the extent that any such dealings cause or would cause the Restricted Client to cease or materially to reduce its orders to or contracts with the Company or any Relevant Group Company; or

17.2.3	at any time during the period of 6 months from the Termination Date induce, procure or encourage or attempt to induce, procure or encourage any Restricted Supplier to alter its terms of supply to the detriment of the Company or any Relevant Group Company or to cease or materially reduce its supplies to the Company or any Relevant Group Company; or

17.2.4	at any time during the period of 6 months from the Termination Date solicit or endeavour to entice away from the Company or any Relevant Group Company the business or custom of a Restricted Client with a view to providing goods or services to that Restricted Client in competition with any Restricted Business; or

17.2.5	at any time during the period of 6 months from the Termination Date be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Client in the course of any business concern which is in competition with any Restricted Business; or

17.2.6	at any time during the period of 6 months from the Termination Date in the course of any business concern which is or proposes to be in competition with any Restricted Business offer to employ or engage or otherwise solicit, induce or endeavour to entice away from the Company or any Relevant Group Company any Key Person, whether or not such person would commit any breach of their contract of employment or engagement by leaving the service of the Company or any Group Company; or

17.2.7	at any time during the period of 6 months from the Termination Date in the course of any business concern which is or proposes to be in competition with any Restricted Business, employ, engage or appoint or otherwise cause or facilitate the employment, engagement or appointment of any Key Person whether or not such person would be in breach of contract as a result of such employment, engagement or appointment; or

17.2.8	at any time during the period of 6 months from the Termination Date provide technical, commercial or professional advice to, or be involved in any Capacity with, any business concern or commercial venture which is (or intends to be) in competition with any Restricted Business; or

17.2.9	at any time after Termination, represent themselves as connected with the Company or any Relevant Group Company in any Capacity, other than as a former employee, or use any registered names or trading names associated with the Company or any Group Company; or

17.2.10	encourage, assist or procure any third party to do anything which, if done by the Employee would be in breach of 18.2.1 to 18.2.9 above.

17.3	The restrictions imposed on the Employee by this Clause 18 apply to the Employee acting:

17.3.1	directly or indirectly; and

17.3.2	on the Employee’s own behalf or on behalf of, or in conjunction with, any firm, company or person.

17.4	If at any time during the Employee’s employment two or more Key Persons have left their employment, appointment or engagement with the Company to carry out services for a business concern which is, or intends to be, in competition with any Restricted Business, the Employee will not at any time during the 6 months following the last date on which any of those Key Persons were employed or engaged by the Company, be employed or engaged in any way with that business concern.

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17.5	None of the restrictions in clause 18 shall prevent the Employee from:

17.5.1	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not listed or dealt in on a recognised stock exchange; or

17.5.2	being engaged in any business concern, provided that the Employee’s duties or work shall relate solely to services or activities of a kind with which the Employee was not concerned to a material extent in the Relevant Period.

17.6	The period for which the restrictions in clause 18.2 apply shall be reduced by any period that the Employee spends on Garden Leave immediately before Termination.

17.7	Each of the restrictions in clause 18 is intended to be separate and severable. If any of the restrictions shall be held to be void or ineffective for whatever reason but would be valid and effective if part of their wording were deleted, such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

17.8	If, during the Employee’s employment or before the expiry of the last of the covenants in this clause 18, the Employee receives an approach or offer to be involved in any Capacity in a business which competes with any part or parts of the Company or Relevant Group Company’s business with which the Employee is or has been involved to a material extent during Employment, the Employee shall:

17.8.1	notify the Company in writing of the approach or offer and the identity of the person making the approach or offer as soon as possible;

17.8.2	if requested, provide a copy of any written offer as soon as possible; and

17.8.3	give the person making the offer a copy of this clause 18 within 7 days of the offer being made.

The obligations contained in this clause 18.8 are continuing obligations and shall also apply if, at any time subsequent to the relevant approach or offer being made but before the expiry of the last of the covenants in this clause 18.8, the business making the offer or approach so competes with the Company or Group Company’s business.

17.9	The Employee will, at the Company’s request and expense, enter into a separate agreement with any Relevant Group Company in which the Employee agrees to be bound by restrictions corresponding to those restrictions in this clause 18 (or such of those restrictions as may be appropriate) in relation to that Relevant Group Company.

18.	Data Protection

18.1	The Company will collect and process information relating to the Employee in accordance with the privacy notice which is annexed to this agreement. The Employee is required to sign and date the privacy notice and return to HR.

18.2	The Employee shall comply with the Company’s data protection policy when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company. The Employee will also comply with the Company’s I.T. and communications systems policy and social media policy.

18.3	Failure to comply with the data protection policy or any of the policies listed above in clause 19.2 may be dealt with under the Company’s disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

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19.	Termination Without Notice

19.1	Notwithstanding the provisions of clause 3.1 this Agreement may be terminated by the Company with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination):

19.1.1	if the Employee is in the reasonable opinion of the Company guilty of any gross default, misconduct, fraud, dishonesty, negligence or wilful neglect in connection with or affecting the business of the Company or any Group Company;

19.1.2	in the event of any repeated breach or non-observance by the Employee of any of the provisions contained in this Agreement or failure to observe the reasonable and lawful directions of the Company;

19.1.3	if the Employee is guilty of conduct which in the opinion of the Company brings the Employee or the Company or any Group Company into disrepute;

19.1.4	if, in the reasonable opinion of the Company, the Employee is negligent and incompetent in the performance of their duties;

19.1.5	if the Employee is in breach of the Company’s Anti-Corruption and Bribery Policy and related procedures issued from time to time;

19.1.6	if the Employee is in breach of the Company’s I.T. and Communication Systems Policy issued from time to time;

19.1.7	if the Employee is in breach of their obligations under clause 4.11;

19.1.8	if the Employee becomes bankrupt, makes any arrangement or composition with the Employee’s creditors, has an interim order made against them pursuant to Section 252 of the Insolvency Act 1986, or has a county court administration order made against them under the County Court Act 1984;

19.1.9	if the Employee is convicted of any arrestable criminal offence (other than a minor offence under road traffic legislation in the United Kingdom for which a fine or non-custodial penalty is imposed);

19.1.10	if the Employee is, in the opinion of a medical practitioner, physically or mentally incapable of performing their duties and may remain so for more than three months and the medical professional has given a medical opinion to the Company to that effect; if the Employee ceases to be eligible to work in the United Kingdom;

19.1.11	if the Employee fails to reach performance requirements set by the Company after receiving a written warning regarding the Employee’s performance from the Company; or

19.1.12	if the Employee is unfit to carry out the duties hereunder because of sickness, injury or otherwise for an aggregate period of 6 months in any 12 month period;

19.2	The rights of the Company under clause 20.1 are without prejudice to any other rights that it might have at law to terminate the Employee’s employment or to accept any breach of this agreement by the Employee as having brought the employment to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

20.	Obligations on Termination

20.1	On termination of the Employee’s employment (howsoever arising) or, if earlier, at the start of a period of Garden Leave, the Employee shall:

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20.1.1	subject to clause 21.2, immediately deliver to the Company all equipment, documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or any Group Company or its or their business contacts, any keys, credit cards and other property of the Company or any Group Company (including any Company car and all associated equipment and documentation) which are in the Employee’s possession or under their control;

20.1.2	irretrievably delete any information relating to the business or affairs of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which are in the Employee’s possession or under their control outside the Company’s premises; and

20.1.3	provide a signed statement that the Employee has complied fully with their obligations under this clause 21.1.

20.2	Where the Employee has been placed on Garden Leave, they shall not be required by clause 21.1.1 to return, until the end of the Garden Leave period, any property provided to the Employee as a contractual benefit for use during the Employment.

20.3	On termination of the Employment the Employee shall not be entitled to any compensation for the loss of any rights of benefits under any share option, bonus, long term incentive plan or other profit-sharing scheme operated by the Company or any Group Company in which the Employee may participate.

21.	Garden Leave

21.1	Following service of notice to terminate this Agreement by either party, or if the Employee purports to terminate the Agreement in breach, the Company may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the Employment.

21.2	During any period of Garden Leave the Company:

21.2.1	shall be under no obligation to provide any work to, or vest any powers in the Employee and may revoke any powers the Employee holds on behalf of the Company or any Group Company; and

21.2.2	may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the Employee’s home) as the Company may decide; and

21.2.3	may exclude the Employee from any of the Company’s or any Group Company's premises.

21.3	During any period of Garden Leave the Employee shall:

21.3.1	continue to receive their salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

21.3.2	remain an employee of the Company and bound by the terms of this Agreement (including any implied duties of good faith and fidelity);

21.3.3	not without the prior written consent of the Company, contact, deal with (or attempt to contract or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, advisor, or other business contact of the Company or any Group Company; and

21.3.4	(except during any periods taken as holiday in the usual way) ensure that the Company knows where the Employee will be and how they can be contacted during each working day.

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22.	Deductions

22.1	The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to the Company or any Group Company by the Employee including but not limited to the cost of repairing any damage or loss to the Company’s property caused by the Employee.

23.	Reconstruction or Amalgamation

23.1	If the Employment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Employee shall have no claim against the Company, any Group Company or any such undertaking arising out of or connected with the termination.

24.	Notices

24.1	Any notice required to be given under this Agreement shall be in writing and shall be deemed to have been duly given and received:

24.1.1	if sent by hand when handed to the addressee or placed in the letter box of the addressee if there is no reply; or

24.1.2	if sent by facsimile at the time of dispatch if the same is within the normal business hours of the recipient and if not then at 10.00 a.m. on the next business day; or

24.1.3	if sent by first class post to, in the case of the Company, its registered office for the time being or, in the case of the Employee, the Employee’s last known address on the second business day following that on which it was posted.

25.	Disciplinary and Grievance Procedures

25.1	The Employee is subject to the Company’s disciplinary and grievance procedures contained in the staff handbook. These procedures do not form part of the Employee’s contract of employment. If the Employee wishes to obtain redress of any grievance relating to the Employment, or wishes to appeal any reprimand, suspension or other disciplinary step taken by the Company, the Employee may apply in writing to the CEO, setting out the nature and details of any such grievance or appeal in accordance with the Company’s grievance or disciplinary procedure (as appropriate).

25.2	The Company shall have the right to suspend (subject to the continued payment of salary and benefits) the Employee pending any investigation into any potential misconduct, dishonesty or any other circumstances which may give rise to a right on the part of the Company to terminate the Employment for such period as it deems to be reasonably necessary.

26.	Anti-Corruption and Bribery

26.1	During the continuance of the Employment the Employee:

26.1.1	shall not directly or indirectly procure accept or obtain for the Employee’s own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, vouchers, gift, entertainment or other benefit outside the normal course of business (“Gratuities”) from any third party in respect of any business transacted (whether or not by the Employee) by or on behalf of the Company or any Group Company;

26.1.2	shall observe the terms of any policy issued by the Company or any Group Company in relation to Gratuities and/or Bribery and Anti Corruption; and

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26.1.3	shall, as soon as reasonably practicable, disclose or account to the Company or any Group Company for any Gratuities received by the Employee (or any other person on the Employee’s behalf or at the Employee’s instruction).

27.	Litigation Assistance

27.1	During the Employment and at all times thereafter, the Employee shall furnish such information and proper assistance to the Company or any Group Companies as it or they may reasonably require in connection with litigation in which it is or they are or may become a party. This obligation on the Employee’s behalf shall include, without limitation, meeting with the Company or any Group Company’s legal advisors, providing witness evidence, both in written and oral form, and providing such other assistance in the litigation that the Company or any Group Company’s legal advisors in their reasonable opinion determine. The Company shall reimburse the Employee for all reasonable out of pocket expenses incurred by the Employee in furnishing such information and assistance. For the avoidance of doubt the obligations under this clause 28 shall continue notwithstanding the termination of this Agreement.

28.	Previous Agreements

28.1	This Agreement contains the entire and only agreement between and will govern the relationship between the Company and the Employee and supersedes and extinguishes any and all previous agreements, promises, assurances, warranties, representations, understandings and arrangements between the Company and the Employee whether written, oral or implied relating to its subject matter.

28.2	Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

28.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

28.4	Nothing in this clause shall limit or exclude any liability for fraud.

29.	Third Party Rights

29.1	The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the Employee and the Group shall have any rights under it. The terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this Agreement may be rescinded (in each case) without the consent of any third party.

30.	Miscellaneous

30.1	The termination of this Agreement shall be without prejudice to any right the Company may have in respect of any breach by the Employee of any of the provisions of this Agreement which may have occurred prior to such termination.

30.2	This Agreement is governed by and is to be construed in accordance with the Laws of England and Wales. The parties to this agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this agreement.

30.3	There are no collective agreements which affect the Employee’s employment.

30.4	This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

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Signed as a deed by DR SIMON OGIER:	/s/ Simon Ogier

EMPLOYEE SIGNATURE

IN THE PRESENCE OF

/s/ Rueon Boorman

SIGNATURE OF WITNESS

NAME OF WITNESS

ADDRESS OF WITNESS

OCCUPATION OF WITNESS

Executed as a deed by SmartKem Limited	/s/ Robert Bahns

acting by ROBERT BAHNS, a director,	SIGNATURE OF DIRECTOR

in the presence of:	Director

SIGNATURE OF WITNESS

NAME OF WITNESS

ADDRESS OF WITNESS

OCCUPATION OF WITNESS

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Schedule 1

Employee Privacy Notice

1.	Why are we sending you this document?

SmartKem Limited takes seriously the privacy and security of your personal information.

We wish to share with you information about the personal information we collect and use during and after your working relationship with us, in accordance with the General Data Protection Regulation (GDPR). This notice applies to all employees, workers and contractors.

This notice applies to current and former employees, workers and contractors. This notice does not form part of any contract of employment or other contract to provide services. We may update this notice at any time.

SmartKem Limited of Optic Technium, Ffordd William Morgan, St. Asaph Business Park, St. Asaph, Clwyd, LL17 0JD is a "data controller". This means that we are responsible for deciding how we hold and use personal information about you. We are required under data protection legislation to notify you of the information contained in this privacy notice.

It is important that you read this notice, together with any other privacy notice we may provide on specific occasions when we are collecting or processing personal information about you, so that you are aware of how and why we are using such information.

2.	Use of personal information

We will comply with data protection law. This says that the personal information we hold about you must be:

•	Used lawfully, fairly and in a transparent way.

•	Collected only for valid purposes that we have clearly explained to you and not used in any way that is incompatible with those purposes.

•	Relevant to the purposes we have told you about and limited only to those purposes.

•	Accurate and kept up to date.

•	Kept only as long as necessary for the purposes we have told you about.

•	Kept securely.

3.	The kind of information we hold about you

Personal data, or personal information, means any information about an individual from which that person can be identified. It does not include data where the identity has been removed (anonymous data).

There are "special categories" of more sensitive personal data which require a higher level of protection.

We will collect, store, and use the following categories of personal information about you:

Recruitment information (including copies of right to work documentation, references and other information included in a CV or cover letter or as part of the application process)

The reason we process the above information is so that we can enter into and maintain our employment relationship.

Salary and payment details

•	Bank account details, payroll records and tax details

•	Salary, annual leave, pension and benefits information

•	Start and end dates of your employment

•	Information relating to pension schemes operated by us of which you are a member and any company benefits

The reason we process the above information is so that we can pay you for the work you carry out and administer your pension and benefits.

Employment records

•	Employment records (including job titles, work history, working hours, training records)

•	Information about lateness and absences

•	Performance information (including annual appraisals)

•	Information relating to any disciplinary action taken against you and any grievances brought by you

•	Documents relating to pregnancy or maternity leave or paternity leave

•	Copy of UK Right to Work documentation such as passport, Birth Certificate and any applicable visas for non-UK citizens

The reason we process the above information is so that we can keep a record of information so that we can fulfil our obligations in relation to maintaining your employment or work that you do for us and comply with legal requirements, manage your performance, consider career progression, and deal with disciplinary and grievance proceedings.

Other information

•	Information about your use of our computer system such as dates and time of your log in, your internet browsing and your work-related emails

•	Information recorded in our accident book or reports of accidents at work

The reason we process the above information is so that we can comply with our legal obligations in relation to health and safety and insurance, to prevent fraud, so that we can ensure that our information and communication systems are used properly in accordance with our IT Policy, to ensure network and information security, including preventing unauthorised access to our computer and electronic communications systems, preventing malicious software distribution and to deal with legal disputes involving you, or other employees, workers and contractors, including accidents at work.

We may also collect, store and use the following "special categories" of more sensitive personal information:

•	Information about your health, including any medical condition, health and sickness records

The reason we process the above information is so that we can carry out any equal opportunities monitoring, and we can decide whether there are any medical conditions which might impact on your ability to do the job and whether there is any support that is required. At the recruitment stage we ask for information about any relevant medical conditions once a decision has been made to offer you the job.

4.	How do we collect your personal information?

We collect personal information about employees, and workers through our recruitment process, either directly from candidates or sometimes from an employment agency or former employers by way of a response to a reference request.

We will collect additional personal information in the course of job-related activities throughout the period of you working for us.

5.	How do we use information about you?

We will only use your personal information when the law allows us to. In most cases, we will use your personal information in the following circumstances:

a)	Where we need to perform the contract we have entered into with you

b)	Where we need to comply with a legal obligation

c)	Where it is necessary for our legitimate interests (or those of a third party)

We may also use your personal information in the following situations, which are likely to be rare:

a)	Where we need to protect your interests (or someone else's interests)

b)	Where it is needed in the public interest or for official purposes

6.	Failing to provide personal information

If you fail to provide certain information when requested, we may not be able to perform the contract we have entered into with you (such as paying you or providing a benefit), or we may be prevented from complying with our legal obligations (such as to ensure the health and safety of our workers).

7.	Change of purpose

We will only use your personal information for the purposes for which we collected it, unless we reasonably consider that we need to use it for another reason and that reason is compatible with the original purpose. If we need to use your personal information for an unrelated purpose, we will notify you and we will explain the legal basis which allows us to do so.

Please note that we may process your personal information without your knowledge or consent, in compliance with the above rules, where this is required or permitted by law.

8.	Special categories of personal information

We may need to collect and use "Special categories" of particularly sensitive personal information. We need to have further justification for collecting, storing and using this type of personal information. We may process special categories of personal information in the following circumstances:

•	With your explicit written consent for example where it is needed to assess your working capacity on health grounds, subject to appropriate confidentiality safeguards.

•	Where we need to carry out our legal obligations and in line with our data protection policy.

•	Where it is needed in the public interest, such as for equal opportunities monitoring.

Less commonly, we may process this type of information where it is needed in relation to legal claims

We may use your particularly sensitive personal information in the following ways: to deal with any absences on the grounds of sickness, to obtain information about fitness for work, to ensure your health and safety in the workplace, to provide appropriate workplace adjustments, to administer benefits, for equal opportunities monitoring

Do we need your consent?

We do not need your consent if we use special categories of your personal information in accordance with our written policy to carry out our legal obligations or exercise specific rights in the field of employment law. In limited circumstances, we may approach you for your written consent to allow us to process certain particularly sensitive data. If we do so, we will provide you with full details of the information that we would like and the reason we need it, so that you can carefully consider whether you wish to consent. You should be aware that it is not a condition of your contract with us that you agree to any request for consent from us.

9.	Information about criminal convictions

We may only use information relating to criminal convictions where the law allows us to do so. This will usually be where such processing is necessary to carry out our obligations and provided we do so in line with our data protection policy

We may also use information relating to criminal convictions where it is necessary in relation to legal claims.

We will only collect information about criminal convictions if it is appropriate given the nature of the role and where we are legally able to do so. Where appropriate, we will collect information about criminal convictions as part of the recruitment process or we may be notified of such information directly by you in the course of you working for us. We will use information about criminal convictions and offences in the following ways: in order to check whether you are suitable to work for us.

10.	Who will you share my personal information with?

We may have to share your data with third parties, including third-party service providers. Specifically, these currently include the pension provider, Royal London of 55 Gracechurch Street, London, EC3V 0RL, to be able to fulfil our obligations to you under the automatic enrolment requirements for pension and the payroll provider, Mattocks Grindley of 18 Mulberry Avenue, Turnstone Park, Widnes, Cheshire, WA8 0WN to fulfil our obligation to pay you your salary.

We require third parties to respect the security of your data and to treat it in accordance with the law.

We may disclose your relevant personal information freely between the member companies of our group, which at the moment is SmartKem Limited (registered in England under number 06652152 whose registered office is at Optic Technium, Ffordd William Morgan, St. Asaph Business Park, St. Asaph, Clwyd, LL17 0JD.

11.	Why might you share my personal information with third parties?

We will share your personal information with third parties where required by law, where it is necessary to administer the working relationship with you or where we have another legitimate interest in doing so. For example, in order to receive HR or legal advice, with our pension provider, or with HMRC.

12.	How secure is my information with third-party service providers?

All our third-party service providers are required to take appropriate security measures to protect your personal information in line with our policies. We do not allow our third-party service providers to use your personal data for their own purposes. We only permit them to process your personal data for specified purposes and in accordance with our instructions.

13.	How secure is my personal information?

We have put in place appropriate security measures to prevent your personal information from being accidentally lost, used or accessed in an unauthorised way, altered or disclosed. In addition, we limit access to your personal information to those employees, agents, contractors and other third parties who have a business need to know. They will only process your personal information on our instructions and they are subject to a duty of confidentiality.

Third parties will only process your personal information on our instructions and where they have agreed to treat the information confidentially and to keep it secure.

We have put in place procedures to deal with any suspected data security breach and will notify you and any applicable regulator of a suspected breach where we are legally required to do so.

14.	How long will you use my information for?

We will only retain your personal information for as long as necessary to fulfil the purposes we collected it for, including for the purposes of satisfying any legal, accounting, or reporting requirements. The minimum period of retention of your personal information will be 6 years post-employment. Different types of data have different minimum retention periods. More information on this is available from HR.

To determine the appropriate retention period for personal data, we consider the amount, nature, and sensitivity of the personal data, the potential risk of harm from unauthorised use or disclosure of your personal data, the purposes for which we process your personal data and whether we can achieve those purposes through other means, and the applicable legal requirements.

In some circumstances we may anonymise your personal information so that it can no longer be associated with you, in which case we may use such information without further notice to you. Once you are no longer an employee, worker or contractor of the company we will retain and securely destroy your personal information in accordance with our data retention policy.

15.	Your duty to inform us of changes

It is important that the personal information we hold about you is accurate and current. Please keep us informed if your personal information changes during your working relationship with us by informing the HR Department.

16.	Your rights in connection with personal information

Under certain circumstances, by law you have the right to:

•	Request access to your personal information (commonly known as a "data subject access request"). This enables you to receive a copy of the personal information we hold about you and to check that we are lawfully processing it.

•	Request correction of the personal information that we hold about you. This enables you to have any incomplete or inaccurate information we hold about you corrected.

•	Request erasure of your personal information. This enables you to ask us to delete or remove personal information where there is no good reason for us continuing to process it. You also have the right to ask us to delete or remove your personal information where you have exercised your right to object to processing (see below).

•	Object to processing of your personal information where we are relying on a legitimate interest (or those of a third party) and there is something about your particular situation which makes you want to object to processing on this ground. You also have the right to object where we are processing your personal information for direct marketing purposes.

•	Request the restriction of processing of your personal information. This enables you to ask us to suspend the processing of personal information about you, for example if you want us to establish its accuracy or the reason for processing it.

•	Request the transfer of your personal information to another party.

•	Report a data breach of your personal information should you feel it has not been processed or stored in accordance with GDPR.

If you want to review, verify, correct or request erasure of your personal information, object to the processing of your personal data, or request that we transfer a copy of your personal information to another party, please contact the HR Department.

If you wish to make a data subject access request of find out more about this process please contact the HR Department

You will not have to pay a fee to access your personal information (or to exercise any of the other rights). However, we may charge a reasonable fee if your request for access is clearly unfounded or excessive. Alternatively, we may refuse to comply with the request in such circumstances.

We may need to request specific information from you to help us confirm your identity and ensure your right to access the information (or to exercise any of your other rights). This is another appropriate security measure to ensure that personal information is not disclosed to any person who has no right to receive it.

17.	Right to withdraw consent

In the limited circumstances where you may have provided your consent to the collection, processing and transfer of your personal information for a specific purpose, you have the right to withdraw your consent for that specific processing at any time. To withdraw your consent, please contact the HR Department, once we have received notification that you have withdrawn your consent, we will no longer process your information for the purpose or purposes you originally agreed to, unless we have another legitimate basis for doing so in law. Please be aware that there are likely to be implications on our ability to continue our working relationship in the event that we are not able to process your personal information.

18.	Changes to this privacy notice

We reserve the right to update this privacy notice at any time, and we will provide you with a new privacy notice when we make any substantial updates. We may also notify you in other ways from time to time about the processing of your personal information.

19.	Who to contact

If you have any questions or concerns comments regarding our data processing practices, you can contact the HR Department or CEO.

Further information on data protection (including your right to complain about the use of your personal data) can be found on The Information Commissioner's Office (ICO), website www.ico.org.uk

Schedule 2

Dr Simon Ogier

Temporal Lodge

Shirley Avenue

Ripon

North Yorkshire

HG4 1SP

Dear Simon,

Agreement to opt out of maximum weekly working time

Under regulation 4(1) of the Working Time Regulations 1998 a worker’s average working time, including overtime, must not exceed 48 hours a week unless the worker has previously agreed otherwise in writing.

Please sign below to confirm your agreement that this limit on your working hours will not apply, and that your average working time may therefore exceed 48 hours a week.

Either of us may terminate this agreement by giving three months’ written notice at any time. Unless it is terminated in this way, this agreement shall remain in force until your employment with us ends.

You may choose whether to sign this agreement and we will not subject you to any detriment if you do not sign it or if you exercise your right to terminate it.

Yours sincerely

SmartKem Limited

I agree that the statutory maximum average working time of 48 hours a week shall not apply to my employment with SmartKem Limited and that my average working time may therefore exceed 48 hours a week.

Signed	/s/ Simon Ogier

by Dr Simon Ogier

Date